EXHIBIT 10.18

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated April 6, 2007

By and Between:

COATES INTERNATIONAL, LTD., a Delaware corporation (the “Company” or the “Employer”),

AND

BARRY C. KAYE, an individual having an address at 15 Susan Drive, Marlboro, New Jersey 07746 (“Executive”)

WHEREAS, the Company and the Executive signed on October 18, 2006 (the”Effective Date”), an employment agreement (the “Original Employment Agreement”); and

WHEREAS, the parties wish to amend and restate the terms of the Original Employment Agreement,

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration including a release by the parties of all claims relating to the Original Employment Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

Upon the effectiveness of this Agreement, the Original Employment Agreement shall become null and void and of no further effect.

All compensation provisions of this Agreement shall be subject to the Employer determining that it has adequate working capital for payment of such compensation. However, Employer agrees that this provision shall not be used to unreasonably withhold payment of compensation to Executive.

ARTICLE 1
EMPLOYMENT

1.1 Employer hereby hires the Executive as the Treasurer and Chief Financial Officer of the Company and Executive hereby affirms and accepts such positions and employment by Employer for the Term (as defined in Article 3 below), upon the terms and conditions set forth herein.

1.2 The Employer shall utilize its best efforts to cause its Board of Directors to appoint the Executive as a member of the Employer’s Board of Directors throughout the Term.

ARTICLE 2
DUTIES

During the Term, Executive shall serve Employer faithfully, diligently and to the best of his ability, under the direction and supervision of the Chief Executive Officer and the Board of Directors of Employer (“Board of Directors”) and the Company’s Chief Executive Officer and shall use his best efforts to promote the interests and goodwill of Employer and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or future purchasers of Employer. Executive shall render such services during the Term at Employer’s principal place of business or at such other place of business as may be determined by the Board of Directors, as Employer may from time to time reasonably require of him, and shall devote all of his business time to the performance thereof. Executive shall have those duties and powers as generally pertain to each of the offices of which he holds, as the case may be, subject to the control of the Chief Executive Officer and the Board of Directors.

ARTICLE 3
TERM

The term of this Agreement (the “Term”) shall have commenced on the Effective Date, and continue thereafter for a term of three (3) years, as may be extended or earlier terminated pursuant to the terms and conditions of this Agreement. The Term is renewable upon the agreement of the parties hereto.

ARTICLE 4
COMPENSATION

4.1 Compensation

(a) In consideration of Executive’s services to Employer, Employer shall pay to Executive an annual salary (the “Salary”) of One Hundred and Twenty Five Thousand Dollars ($125,000), payable in equal installments at the end of each regular payroll accounting period as established by Employer, or in such other installments upon which the parties hereto shall mutually agree, and in accordance with Employer’s usual payroll procedures, but no less frequently than monthly. Notwithstanding the above, except with respect to amounts to be paid as set forth in this Section 4.1(a), payment of the Salary will not commence until the point in time that Employer’s projected available working capital is sufficient, as solely determined by the Board of Directors, to fund (x) the Company’s operations, and; (y) payment of the salary payments provided for in this Agreement (the “Payment Date”). Until the Payment Date, the Executive will be paid only the minimum wage, and will be entitled only to minimum benefits, both as permissible under applicable law.

(b) In addition to the Salary, Employer shall issue to Executive a Stock Option to purchase 125,000 shares of the Employer’s common stock, at an exercise price equal to Employer’s common stock fair market value as of the date of issuance, as determined by the Board (the “Stock Option”). The stock options shall fully vest (i.e., become fully exercisable) as follows: 25,000 stock options on April 30, 2007 and the balance in three equal installments on October 18, 2007, 2008 and 2009. Executive must be continuously a full-time employee of the Company through the time he exercises part or all of the Stock Option, except, however, in the event this Agreement is terminated:

(i)
prior to one year from the effective date of this Agreement, by the Employer without Cause or by Executive for Good Reason, in which cases the first tranche of the Stock Option scheduled to vest on October 18, 2007,shall immediately and fully vest upon such termination; or

(ii) after one year from the effective date of this Agreement, by the Employer without Cause or by Executive for Good Reason, in which cases the Stock Option shall immediately and fully vest upon such termination;

provided further that the events surrounding any such termination have not been the subject of any claim, proceeding or lawsuit by either the Executive or the Company in which further case the Stock Option shall only vest upon final adjudication, determining that such termination was a valid termination by the Executive for Good Reason or by the Employer without Cause. The Stock Option shall be deemed a non-qualified stock option (i.e., not an ISO). The Stock Option will be issued out of the Employer’s stock incentive plan, and subject to such incentive plan.

(c) Executive hereby acknowledges that the Stock Option and the shares issuable upon the exercise thereof shall be “restricted securities” as such term is defined under Rule 144, unless and until an effective registration covering these shares takes place, promulgated under the Securities Act of 1933, as amended (the “1933 Act”); that the Executive hereby represents that he shall accept such compensation and has no present intent to distribute or transfer such securities; that such securities shall bear the appropriate restrictive legend providing that they may not be transferred except pursuant to the registration requirements of the 1933 Act or pursuant to exemptions therefrom, and; the Executive further acknowledges that he may be required to hold such securities for an indeterminable amount of time. Employer agrees to include all shares of its Common Stock reserved for exercise of stock options under any of its then effective stock option plans in any undertaking to register its shares of Common Stock for any other purpose.

4.2 Benefits

Commencing on the Payment Date and thereafter during the Term, Executive shall be entitled to participate in all medical and other executive benefit plans, including vacation, sick leave, retirement accounts and other executive benefits provided by Employer to any of the other senior officers of Employer on terms and conditions no less favorable than those offered to such senior officers, other than the Coates members of the Coates family.  Such participation shall be subject to the terms of the applicable plan documents and Employer’s generally applicable policies.

4.3 Expense Reimbursement

Employer shall reimburse Executive for reasonable and necessary expenses incurred by him on behalf of Employer in the performance of his duties hereunder during the Term, including any and all travel and entertainment expenses related to the Employer’s business in accordance with Employer's then customary policies, provided that such expenses are adequately documented. Executive shall provide Employer with an estimate of anticipated travel and entertainment expenses to be incurred for approval in advance by the Chief Executive Officer, or his designee.

4.4	Performance Bonus

In addition to the compensation payable under Section 4.1, Executive may be eligible to receive during the Term an annual discretionary performance bonus, the amount of which shall be determined by the Board of Directors based on the performance of the Executive during the period intended to be covered by such bonus (the “Performance Bonus”). Employer shall make a determination as to the sufficiency of its cash flow and profits for purposes of awarding a Performance Bonus, to Executive in connection with each performance period. Each year’s Performance Bonus shall be paid to the Executive within 110 days of the Employer’s fiscal year end.

ARTICLE 5
OTHER EMPLOYMENT

Until a reasonable amount of time after the Payment Date, but in no event more than three months thereafter, Executive shall devote his business and professional time and effort, attention, knowledge and skill to the management, supervision and direction of Employer’s business and affairs in accordance with the scheduling mutually agreed to between the Employer and Executive (the “Initial Employment Period”). During the Initial Employment Period, nothing in this Agreement shall preclude Executive from pursuing other gainful employment, providing services to others on a consulting basis, or pursuing any other compensatory or for-profit activities, provided such other activities do not interfere with Executive’s performance of his duties hereunder and are not conducted on the Employer’s premises. Thereafter, Executive shall devote all of his business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of Employer’s business and affairs as Executive’s highest professional priority. Nothing in this Agreement shall preclude Executive from:

(a)
serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of Employer, provided that Executive must obtain the prior written approval of the independent members of the Board of Directors;

(b)
serving as a consultant in his area of expertise (in areas other than in connection with the business of Employer), to government, industrial, and academic panels provided that only de minimis time shall be devoted thereto and Executive must obtain the prior written approval of the independent members of the Board of Employer and where it does not conflict with the interests of Employer, provided that such written consent shall not be unreasonably withheld, delayed or conditioned; and

(c)
on his own time, managing his personal investments or engaging in any other non-competing business; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

ARTICLE 6
CONFIDENTIAL INFORMATION/INVENTIONS

Confidential Information

6.1 Executive shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known in the internal combustion engine industry (the “Engine Industry”) or otherwise made public by Employer which affects or relates to Employer’s business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in the Engine Industry, such item is important, material, and confidential and affects the successful conduct of Employer’s business and goodwill, and that any breach of the terms of this Section 6.1 shall be a material and incurable breach of this Agreement. Confidential Information shall not include: information in the public domain other than because of a breach of this Agreement.

Documents

6.2 Executive further agrees that all documents and materials furnished to Executive by Employer and relating to Employer’s business or prospective business are and shall remain the exclusive property of Employer. Executive shall deliver all such documents and materials, and all copies thereof and extracts therefrom, to Employer upon demand therefore and in any event upon expiration or earlier termination of this Agreement. Any payment of sums due and owing to Executive by Employer upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Executive expressly authorizes Employer to withhold any payments due and owing pending return of such documents and materials.

Inventions

6.3 All ideas, inventions, and other developments or improvements conceived or reduced to practice by Executive, alone or with others, during the Term of this Agreement, whether or not during working hours, that are within the scope of the business of Employer or that relate to or result from any of Employer’s work or projects or the services provided by Executive to Employer pursuant to this Agreement, shall be the exclusive property of Employer. Executive agrees to assist Employer, at Employer’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Employer.

Disclosure

6.4 During the Term, Executive will promptly disclose to the Board of Directors full information concerning any interest, direct or indirect, of Executive (as owner, shareholder, partner, lender or other investor, director, officer, executive, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, Employer or any of their suppliers or customers.

ARTICLE 7
COVENANT NOT TO COMPETE

7.1  No Competitive Activities. Except as expressly permitted in Article 5 above, during the Term, Executive shall not engage in any activities that are competitive with the actual or prospective business of the Company, including without limitation: (a) engaging directly or indirectly in any business substantially similar to any business or activity engaged in (or proposed to be engaged in) by Employer, including and not limited to business that relates to internal combustion engines; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or proposed to be engaged in) by Employer; (c) soliciting or taking away any executive, employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of Employer, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between Employer and any executive, employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than Employer any Confidential Information of Employer.

7.2  The foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement and shall extend, and shall remain enforceable against Executive, for the period of two (2) years following the date this Agreement is terminated. In addition, during the two-year period following such expiration or earlier termination, neither Executive nor Employer shall make or permit the making of any negative statement of any kind concerning Employer or their affiliates, or their directors, officers or agents or Executive.

ARTICLE 8
SURVIVAL

Except as otherwise provided, Executive agrees that the provisions of Articles 6, 7, 8 and 9 shall survive expiration or earlier termination of this Agreement for any reasons whether voluntary or involuntary, with or without Cause, and shall remain in full force and effect thereafter.

ARTICLE 9
INJUNCTIVE RELIEF

Executive acknowledges and agrees that the covenants and obligations of Executive set forth in Articles 6 and 7 with respect to non-competition, non-solicitation, confidentiality and Employer’s property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that if Executive breaches this Agreement than Employer shall be entitled to apply for an injunction, restraining order or such other equitable relief as a court of competent jurisdiction as limited by Section 13.3 may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations referred to in this Article 9. Executive shall have the right to appeal from such injunction or order and to seek reconsideration. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity.

ARTICLE 10
TERMINATION

Termination by Executive

10.1 Executive may terminate this Agreement for Good Reason at any time upon 30 days’ written notice to Employer, provided the Good Reason has not been cured within such period of time. In addition, Executive may terminate this Agreement anytime, upon providing 60 days’ written notice.

Good Reason

10.2 In this Agreement, “Good Reason” means, without Executive’s prior written consent, the occurrence of any of the following events, unless Employer shall have fully cured all grounds for such termination within thirty (30) days after Executive gives notice thereof:

(i) any reduction in his then-current Salary or benefits, other than in connection with a percentage pay cut that is applicable to all senior executives and which is the same percentage for all such persons or in connection with a general reduction in benefits, other than the Coates family members;

(ii)	any material failure to timely grant, or timely honor the Stock Option set forth in Article 4.1;

(iii)	failure to pay or provide required expenses;

(iv)	any diminution in authority or responsibility to a non-executive position;

The written notice given for Good Reason by Executive to Employer shall specify in reasonable detail the cause for termination, and such termination notice shall not be effective until thirty (30) days after Employer’s receipt of such notice, during which time Employer shall have the right to respond to Executive’s notice and cure the breach or other event giving rise to the termination.

Termination by Employer

10.3 Employer may terminate its employment of Executive under this Agreement with or without Cause at any time by written notice to Executive. For purposes of this Agreement, the term Cause for termination by Employer shall be (a) a conviction of or plea of guilty or nolo contendere by Executive to a felony, or any crime involving fraud, securities laws violations, embezzlement or moral turpitude; (b) the refusal by Executive to perform his material duties and obligations hereunder or to follow the proper instructions of the Board of Directors; (c) Executive’s willful or intentional misconduct in the performance of his duties and obligations; (d) conduct that is known or that should have been known by Executive to be detrimental to the best interests of the Company, as determined by the independent members of the Board; (e) if Executive or any member of his family makes any personal profit arising out of or in connection with a transaction to which Employer is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the independent members of the Board; or (f) the entry by the Securities and Exchange Commission or a self-regulatory organization of a consent decree relating to a securities law violation by Executive. The written notice given hereunder by Employer to Executive shall specify that it is without Cause or if it is with Cause shall specify in reasonable detail the cause for termination. For purposes of this Agreement, “family” shall mean “immediate family” as defined in the rules of the Securities and Exchange Commission. In the case of a termination for the causes described in (a), (d) and (e) above, such termination shall be effective upon receipt of the written notice. In the case of the causes described in (b) and (c) above, such termination notice shall not be effective until thirty (30) days after Executive’s receipt of such notice, during which time Executive shall have the right to respond to Employer’s notice and cure (if curable) the breach or other event giving rise to the termination. In the case of termination without Cause, such termination notice shall not be effective until thirty (30) days after Executive’s receipt of such notice.

Severance

10.4 Upon a termination of this Agreement with Good Reason by Executive or without cause by Employer, Employer shall pay to Executive all accrued and unpaid compensation and expense reimbursement, as of the date of such termination and, in the case such termination takes place after the Payment Date, also the “Severance Payment.” The Severance Payment shall be payable in a lump sum, subject to Employer’s statutory and customary withholdings. The Severance Payment shall be paid by Employer within thirty (30) business days of the expiration of any applicable cure period. The “Severance Payment” shall equal the total amount of the Salary payable to Executive under Section 4.1 of this Agreement for a period of one (1) year and shall be paid subject to the Employer’s sufficiency of cash flow and working capital.

Termination Upon Death

10.5 If Executive dies during the Term of this Agreement, this Agreement shall terminate, except that Executive’s legal representatives shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of death.

Termination Upon Disability

10.6  If, during the Term, Executive suffers and continues to suffer from a “Disability” (as defined below), then Employer may terminate this Agreement by delivering to Executive ten (10) calendar days’ prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by Employer. For purposes hereof, “Disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Internal Revenue Code. Upon any such termination for Disability, Executive shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of termination and, in the case such termination takes place after the Payment Date, also the Severance Payment.

ARTICLE 11
PERSONNEL POLICIES, CONDITIONS, AND BENEFITS

Except as otherwise provided herein, Executive’s employment shall be subject to the personnel policies and benefit plans which apply generally to Employer’s Executives as the same may be interpreted, adopted, revised or deleted from time to time, during the Term of this Agreement, by Employer in its sole discretion. During the Term hereof, Executive shall be entitled to vacation during each year of the Term at the rate of four (4) weeks per year. Within 30 days after the end of each year of the Term, Employer shall elect to (a) carry over and allow Executive the right to use any accrued and unused vacation of Executive, or (ii) pay Executive for such vacation in a lump sum in accordance with its standard payroll practices. Executive shall take such vacation at a time approved in advance by the Board of Directors of Employer, which approval will not be unreasonably withheld but will take into account the staffing requirements of Employer and the need for the timely performance of Executive's responsibilities.

ARTICLE 12

INDEMNIFICATION

Employer shall indemnify and defend the Executive to the fullest extent permitted by the laws of the State of Delaware and the Executive shall be entitled to the protection of any insurance policies the Employer shall maintain generally for the benefit of its directors and officers, against all losses, claims, damages, costs, charges, expenses, liabilities, judgments, or settlement amounts whatsoever incurred or sustained by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been an officer of the Employer (“D&O Policies”). The Board of Directors of the Employer and the Chief Executive Officer shall consult the Executive as to the terms and extent of coverage under any D&O policies in force. It is understood and agreed however, that the Employer will only indemnify the Executive for those matters that are within the scope of the Executive’s employment with the Employer and not conducted in bad faith, intentionally or with gross negligence. The Executive agrees to immediately notify the Employer, in writing, in the event he becomes aware that he (or the Employer), is a party to any action, suit or proceeding. The Executive further agrees not to enter into any settlement agreements concerning any action, suit or proceeding without the express written consent of the Employer.

ARTICLE 13
BENEFICIARIES OF AGREEMENT

This Agreement shall inure to the benefit of the parties hereto, their respective heirs, successors and permitted assigns.

ARTICLE 14
GENERAL PROVISIONS

No Waiver

13.1 No failure by either party to declare a default based on any breach by the other party of any provisions of this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such breach, or of any future breach.

Modification

13.2 No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

Submission to Jurisdiction; Consent to Service of Process.

13.3 Submission to Jurisdiction; Consent to Service of Process. This Agreement shall be governed in all respects, by the laws of the State of New Jersey, including validity, interpretation and effect, without regard to principles of conflicts of law. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts in the State of New Jersey for any lawsuits, actions or other proceedings arising out of or related to this Agreement and agree not to commence any lawsuit, action or other proceeding except in such courts. The parties hereto further agree that service of process, summons, notice or document by mail to their addresses set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against them in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or related to this Agreement in such courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Entire Agreement

13.4 This Agreement embodies the whole agreement between the parties hereto regarding the subject matter hereof and there are no inducements, promises, terms, conditions, or obligations made or entered into by Employer or Executive other than contained herein. In particular, this Agreement restates and amends the Original Employment Agreement, and the parties confirm that they have no claims or demands from each other, regarding payments or other rights or liabilities, except as set forth in this Agreement, provided, however, that throughout the Term the Executive shall be entitled to be indemnified by the Company as the other officers and directors of the Company, including in the event that it is acknowledged or claimed that he were, on or after the Effective Time, a consultant rather than an employee of the Company.

Severability

13.5  In the event a court of competent jurisdiction determines that a term or provisions contained in this Agreement is overly broad in scope, time geographical location or otherwise, the parties hereto authorize such Court to modify and reduce any such term or provision deemed overly broad in scope, time, geographic location or otherwise so that it complies with then applicable law.

Headings

13.6 The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

Independent Legal Advice

13.7 Employer and Executive each acknowledge that he or it has obtained legal advice concerning this Agreement.

No Assignment

13.8  No party may pledge or encumber its respective interests in this Agreement nor assign any of its rights or duties under this Agreement without the prior written consent of the other party.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

COATES INTERNATIONAL, LTD.		EXECUTIVE

By:	/s/ George J. Coates	/s/ Barry C. Kaye
	George J. Coates Chief Executive Officer	Barry C. Kaye